Filed Pursuant to Rule 433(f)
Issuer Free Writing Prospectus dated April 16, 2026
Relating to Prospectus dated March 16, 2026
Registration No. 333-290457

This free writing prospectus relates to the proposed initial public offering of common stock of PSB Financial, Inc. (the “Company”). The Company has filed a Registration Statement on Form S-1 (File No. 333-290457) (including a prospectus), declared effective by the Securities and Exchange Commission (the “SEC”) on March 16, 2026, for the offering to which this communication relates (the “Registration Statement”). Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may request a copy of the prospectus by contacting the Company’s Stock Information Center at 1-877-821-5775.

Set forth below is a transcript of an interview with Phillip K. Willett, President and Chief Executive Officer of PSB Financial, Inc., conducted on KDBM/KBEV radio on April 16, 2026 (the “Radio Interview”). This transcript has been prepared from the Radio Interview broadcast and does not purport to be a complete verbatim record of the Radio Interview.

The Radio Interview includes certain statements from Mr. Willett that are forward-looking statements. Forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are out of the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and discussions that are subject to change. The section of the Registration Statement titled “Forward-Looking Statements” summarizes various other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in any forward-looking statement.

You should consider the statements in the Radio Interview and the transcript set forth below only after carefully evaluating all of the information in the Registration Statement. In particular, you should carefully read the “Risk Factors” described in the Registration Statement.

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PSB FINANCIAL, INC.

Radio Interview Transcript
KDBM/KBEV
April 16, 2026, 7:30 a.m. Mountain time

Phillip K. Willett, President and Chief Executive Officer of PSB Financial, Inc.:

Thanks for having me.

I want to start by noting that PSB Financial, which is an affiliate of Pioneer Federal, is currently conducting a public stock offering.

Listeners eligible to participate in the stock offering have received a prospectus, which has also been filed with the SEC. They should review the prospectus filed with the SEC, including the “Risk Factors” section, before making any investment decision.

What I’ll share today is a summary, but it is not a substitute for the prospectus, which is available on the SEC’s website or by contacting us or our agents using the information described in the prospectus.

Interviewer: What is the stock offering and conversion?

Mr. Willett:

Under a Plan of Conversion, the current bank, Pioneer Federal Savings and Loan Association, is proposing to convert from its current mutual form (meaning it has no stockholders) to a stock organization – as a new entity known as Pioneer State Bank.

To accomplish this, we formed a new entity, PSB Financial, which will become the holding company for Pioneer State Bank. PSB Financial is currently conducting an offering of its shares of common stock.

When the stock offering and the conversion are complete, all of the PSB Financial common stock will be owned by stockholders, and PSB Financial will own Pioneer State Bank.

Interviewer: Who is eligible to purchase shares in the stock offering?

Mr. Willett:

The offering is being conducted pursuant to a subscription offering with priorities described in the prospectus. The highest priority are those who were depositors of Pioneer Federal on June 30, 2024 with combined deposit account balances of at least $50.00 on that date.

Interviewer: Why are you doing this stock offering and conversion?

Mr. Willett:

As we describe in detail in the prospectus, our primary reasons for raising capital through the stock offering are

•	to increase our capital to support future growth and profitability;
•	to retain and attract qualified personnel by establishing stock-based equity plans for management and other employees; and
•	to offer our customers and employees an opportunity to purchase an equity interest by investing in shares of PSB Financial.

Interviewer: Is Pioneer Federal in financial difficulty?

Mr. Willett:

No. Our Board of Directors determined that the stock offering and the conversion are in the best interests of our company, our customers and the communities we serve. The stock offering and conversion are intended to provide us with added operational and business flexibility.

Interviewer: Will Pioneer Federal customers notice any change in Pioneer Federal’s day-to-day activities as a result of the stock offering and conversion?

Mr. Willett:

After the conversion, Pioneer Federal will become Pioneer State Bank. Otherwise, it will be business as usual. The conversion will not alter our business relationships. All banking operations previously conducted through Pioneer Federal will be conducted through Pioneer State Bank. Pioneer Federal’s current Board of Directors, management, and employees will continue to serve our customers from the same offices after the conversion.

The account number, amount, interest rate and withdrawal rights of deposit accounts and the terms and interest rates of loans will remain unchanged at Pioneer State Bank after the conversion. Deposit accounts will continue to be insured by the FDIC up to the maximum legal limit.

Interviewer: Will the PSB common stock being sold in the offering be insured by the FDIC like bank deposits?

Mr. Willett:

No. Like all common stock, the stock being offered for sale is not insured and may lose value.

Interviewer: How will the shares be traded?

Mr. Willett:

Following completion of the offering, we expect the shares to be quoted on the OTC market. Once the shares begin trading, an investor or potential investor could contact a firm offering investment securities in order to buy or sell the common stock. It’s important to note that there can be no assurance that an active trading market will develop or be sustained.

Interviewer: How do customers who received the information package purchase shares if they decide to do so?

Mr. Willett:

You must submit a properly completed and signed original Stock Order Form, along with full payment, so that it is received, not post-marked, before 12:00 noon, Mountain time, on April 21, 2026. You can submit Stock Order Forms by paying for overnight delivery to the address listed on the form, by mail using the Stock Order Reply Envelope provided in the information packages, or by hand delivery to our office at 32 N. Washington Street in Dillon. We cannot accept Stock Order Forms at our Deer Lodge office, and please do not mail Stock Order Forms to either of our offices.

Interviewer: Who can help customers of Pioneer Federal who did not receive an information package, who have questions about the stock offering, or who need help filling out the Stock Order Form?

Mr. Willett:

We have established a Stock Information Center that is staffed with licensed personnel who will be happy to assist you.

The Stock Information Center phone number is 1-877-821-5775. This number is also included in the information packages. Representatives will be available to assist Monday through Friday from 9:00 a.m. to 3:00 p.m. Mountain time.

Interviewer: Are there any risks associated with investing in the common stock, and where can I learn more about them?

Mr. Willett:
Yes. An investment in our common stock involves risks, including the possible loss of principal. Anyone considering an investment should first read the entire prospectus carefully, including the Risk Factors section.

Interviewer: How many Board members do you currently have?

Mr. Willett:

We have ten Board members, who are directors of both branches of the bank.

Interviewer: How many S&Ls are left in Montana after your conversion?

Mr. Willett:
None. We are the last savings and loan association in Montana.

Interviewer: Is it possible for account holders to vote on the conversion online?

Mr. Willett:
Yes. You’ll see a voting link and information right on the homepage of our website. Voting ends on Tuesday, April 28th.

Mr. Willett:
Thanks again for having me on. We are excited about the stock offering and conversion and appreciate the opportunity to discuss it with you.

I would encourage anyone considering an investment to carefully read the full prospectus so they understand the offering and the risks before making any decision.